THORNBURG ETF TRUST 485BPOS

Exhibit 99.(h)(2)

May 14, 2026

State Street Bank and Trust Company

One Congress Street Boston, MA 02114

Attention: Transfer Agency – Compliance

Re: Thornburg ETF Trust (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 11, the Additional Portfolios provision, of the Transfer Agency Agreement dated as of December 20th 2024, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Trust hereby requests that State Street act as Transfer Agent for Thornburg Premium Income Builder ETF, a new series of the Trust, under the terms of the Agreement, and that Schedule A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto. In connection with such request, the undersigned Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.

Sincerely,

THORNBURG ETF TRUST
on behalf of:
the Portfolios listed below

By:	/s/ Curtis Holloway
Name:	Curtis Holloway
Title:	CFO & Treasurer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Geoffrey W Johnson
Name:	Geoffrey Johnson
Title:	Managing Director, Duly Authorized

Effective Date: May 20, 2026

Information Classification: Limited Access

EXHIBIT A

SCHEDULE A

LIST OF PORTFOLIOS

THORNBURG ETF TRUST

Thornburg Core Plus Bond ETF

Thornburg Multi Sector Bond ETF

Thornburg International Equity ETF

Thornburg International Growth ETF

Thornburg Premium Income Builder ETF

Information Classification: Limited Access